SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported): May 17, 2005


                               TERRA SYSTEMS, INC.
             (Exact name of registrant as specified in its Charter)


         Utah                       000-31483               87-0637063
(State or other jurisdiction  (Commission File Number)   (IRS Employer
  of incorporation)                                       Identification No.)


P.O. Box 1673, Price Utah                         84501
(Address of principal executive offices)        (Zip Code)


Registrant's Telephone Number, Including Area Code:  (435) 613-1036



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ITEM 5.02     Departure of Directors or Principal Officers, Election of
              Directors, or Appointment of Principal Officers

         At a meeting of the Board of Directors of Terra Systems, Inc. (the "Company"), held in Price, Utah, on May 17, 2005, the following corporate actions were taken:

         1. George W. Ford was appointed by the Board of Directors to serve on the Board of Directors and was elected to serve as President of the Company.

         2. Mitchell J. Hart, P.E., was appointed by the Board of Directors to serve on the Board of Directors and was elected to serve as President of Mountain Island Energy, LLC, beginning in June 2005.

         3. Kent Harmon, was elected by the Board of Directors to serve as Vice President of the Company. Mr. Harmon had been serving as President of the Company.

         Messrs. Ford and Hart will serve on the Company's Board of Directors. As of the date of this Report, the Company did not have any committees of its Board of Directors. Following these corporate actions, the Company's Board of Directors consisted of Clayton Timothy, Kent Harmon, Robert Underwood, George Ford, and Mitchell Hart.

         Information with respect to each of the new officers and directors is as follows:

George W. Ford

George W. Ford served as Principal Scientist/Vice President of Science and Technology for Headwaters, Inc., a publicly traded company (NYSE: HW), from June 1998 until joining Terra Systems, Inc., in May, 2005. He also served as Vice President of Research and Development of Headwaters from August 1993 through June 1998. Mr. Ford served as a director of Headwaters from August 1993 until resigning from the Board in February 1997 in favor of establishing an outside Board. From 1982 to 1993, Mr. Ford was employed at Ballard Medical Products, Inc., in research and development, principally in the biomedical field. He holds 27 national and international patents covering a wide variety of technologies. He has functioned as an independent consultant working on projects in computer programming, medical product device design and process polymer chemistry design for the energy industry. Mr. Ford is a member of the American Association for the Advancement of Science, and the Iron and Steel Society.

Mitchell J. Hart, P.E. - President and General Manager of Mountain Island Energy, LLC (a wholly owned subsidiary of Terra Systems, Inc.):

Mitchell J. Hart served as Senior Specialist/Project Manager for Monsanto Company from June, 1986 until joining Mountain Island Energy, LLC in June, 2005. During that time, he managed large capital projects, directed permitting teams, and provided raw material technical support to Monsanto's plants in Soda Springs, Idaho, and Rock Springs, Wyoming. Prior to joining Monsanto, Mr. Hart worked as a Senior Mining Engineer for Shell Oil Company, developing new mining projects along the Gulf Coast, the hills of eastern Ohio and the Powder River Basin of Wyoming. He also worked underground coal in


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central Illinois for Turris Coal Company. He is a registered Professional
Engineer and holds Professional Miner designation. Mr. Hart was granted certification as a Glass Production Technologist, a Refractories Manufacturing Technologist, and a Ceramic Manufacturing Technologist from the American Ceramic Society. Mr. Hart is President elect of the Association of Idaho Cities, serves as Secretary/Treasurer of The Southeast Idaho Council of Governments, and is in his third term as a member of the Soda Springs City Council. He previously served as a member of the Board of Trustees of Joint School District #150 in Soda Springs. He is a member of the Society of Mining Engineers, of AIME, and the National Mining Association.

Terms of Employment Agreements

         In connection with the election of Messrs. Ford and Hart as officers of the Company, the Company entered into a "Memorandum of Affiliation" with each of Messrs. Ford and Hart. The terms of Mr. Ford's memorandum include:

         1.       Base pay shall be $120,000 per year.

         2.       The term of the employment is for a minimum of three years.

         3.       A monthly vehicle allowance of $500 will be provided.

         4. In the event of early termination of Mr. Ford's position, Mr. Ford will receive full benefits for up to 52 weeks.

         5. If Mr. Ford is required to relocate from Salt Lake City, Utah, the Company agreed to pay reasonable moving expenses.

         The terms of Mr. Hart's memorandum include:

         1.       Base pay shall be $120,000 per year.

         2.       The term of the employment is for a minimum of three years.

         3.       A monthly vehicle allowance of $500 will be provided.

         4. In the event of early termination of Mr. Hart's position, Mr. Hart will receive full benefits for up to 52 weeks.

         5. If Mr. Hart is required to relocate from Soda Springs, Idaho, the Company agreed to pay reasonable moving expenses.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   TERRA SYSTEMS, INC.
                                   (Registrant)



Date: June 6, 2005
                                   By: /s/ Clayton Timothy
                                      Clayton Timothy
                                      Chief Executive Officer